Putnam Convertible Securities Fund, October 31, 2012, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		          13,635
Class B 	             251
Class C	                     982
Class M		              86

72DD2 (000s omitted)

Class R		     	     106
Class Y		           3,296


73A1

Class A			 0.568
Class B		         0.422
Class C	                 0.417
Class M	                 0.472

73A2

Class R		        0.521
Class Y		        0.616

74U1	(000s omitted)

Class A			  23,242
Class B			     522
Class C			   1,954
Class M			     171

74U2	(000s omitted)

Class R			     203
Class Y			   5,307

74V1

Class A                   20.09
Class B                   19.75
Class C                   19.90
Class M                   19.91

74V2

Class R                   20.02
Class Y                   20.08


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.